EXHIBIT 10.8

Specific Clause Agreement

Unit/Organization:	Hsinchu Department/ Regional Center

Contract Date:	November 25, 2004

Specific Clause Agreement

This Specific Clause Agreement is made by and between Chinatrust Commercial Bank Corporation (including the head office and its affiliates; hereinafter referred to as “the Bank”) and an individual contractor who agrees to the specific clauses contained herein (hereinafter referred to as “the Contractor”).

Whereas,

The Contractor agrees to enter into transactions with the Bank and the Contractor subject to the Bank’s related regulations as well as the following clauses and assume all liabilities herein.

Chapter 1: Automatic Withholding Authorization Clauses

Article 1	In consideration that the Contractor has business transactions with the Bank and in order to repay the payable principal and interests of loans in NT Dollars or foreign currencies, foreign currency exchange settlement, international or domestic transaction fees, or delay interests, penalties and all other fees, the Contractor authorizes the Bank to withdraw or transfer the sum referred above directly from the Contractor’s deposit account at the Bank to settle the above payments automatically. The Contractor shall submit the certificates to the Bank as soon as possible for supplementary recording without any objection. Tick where appropriate:

☐ Credit Business     ☐ Demand Deposits    Account No

☐ Foreign Exchange ☐ Demand Deposits Foreign Exchange    Account No

The Contractor also authorizes the Bank to directly:

withhold the settlement, fees or losses arising from the various transactions with respect to the “Financial Transaction General Agreement” or ISDA on the respective payment dates from the Contractor’s deposit account at the Bank. If such withholding involves the exchange of different currencies, the Bank shall determine the foreign exchange rate based on the fair market value. The Contractor shall submit the certificates to the Bank as soon as possible for supplementary recording without any objection. Tick where appropriate:

☐ Foreign Exchange Demand Deposits    Account No

☐ New Taiwan Dollars Demand Deposits    Account No

☐ OBU Demand Deposits    Account No

Article 2	In the event that the Bank is authorized to withdraw and transfer payments directly in accordance with Article 1, the demand deposit book and withdrawal slips are not required. The remaining balance in the aforementioned account shall be determined by the balance account recorded at the Bank or in the computer master file.

Article 3	The Contractor has no objection to the Bank’s direct withdrawal or transfer. In cases of any dispute arising hereafter, the Contractor shall be held liable for such a dispute and hold the Bank harmless as well as waive all claims or defense against the Bank arising from the dispute.

Chapter 2: Clauses of Special Allowance Account

Article 1	The Contractor agrees that the payment made by the third party or made by cashing the note, or transferring (depositing) payments in relation to the Receivable Purchasing Agreement, note receivables transferred by endorsement, and other credit business entered into between the Contractor and the Bank shall be deposited into the special allowance account at the Bank. (Demand Deposits Account No , Account Name )

Article 2	For the convenience of account processing, the Bank may offset and pay off the debts owed by the Contractor at the Bank’s own discretion when payments made by a third party, cashed instruments and funds transferred(deposited) in the account accumulate to a certain amount to a certain amount; the Contractor shall still be liable for full payment in case of any insufficiency.

Article 3	The Contractor states that all note receivables are obtained from actual transactions; in case of any fraud (including borrowing, swap, deposit, or guaranteed instrument or any other note that are not obtained from transactions) that causes the Bank unable to receive the payments, the Contractor shall make the payments without delay. In the event that a third party makes the payment by note (not limited to check), the Bank may directly endorse the note and deposit it into the Special Allowance Account mentioned above in the name of the Contractor.

Article 4	After the due note receivable described in the previous article is cashed and recorded by the Bank, the Bank may credit the above-mentioned cashed amount into the Contractor’s checking deposits (or deposits) Account No. if the Bank agrees that the Contractor can deliver a note receivable(s) equal to or higher than the cashed amount to the Bank in the manner set forth; however the Contractor shall still be liable to make full payments for all debts owned by the Bank in accordance with the Contractor’s endorsed notes and bills it issued to the Bank.

Article 5	In the event that the Bank cannot cash the above-mentioned note receivable and the Contractor is informed of the returned check, the Contractor shall exchange the returned check with an equal amount of cash immediately. If the Bank does not receive any cash for exchange or fails to reach the Contractor, the bank may request the Contractor to pay off all the debts and may settle with the check debtor at any amount lower than the face value depending on the economic situation of the debtor.

Chapter 3: Clauses of Consent to Amount Adjustment

To apply credit business with the Bank, the Contractor agrees that the Bank is entitled to adjust the Contractor’s credit amount, items of credit and credit conditions during the credit-granting period according to Bank’s credit approval standards. After adjustment, the Contractor agrees to repay the difference amount incurred from the tightening of the credit limit within 30 days upon receipt of the Bank’s notice or provide cash equal to the difference amount as security, and agrees to take the credit approval standards and undertakings as part of the credit agreement with the Bank. If the Contractor breaches the said undertakings and fails to return the difference upon receipt of the Bank’s notice, the Bank may terminate or decrease the credit line or shorten the credit period, or all the principals and interest may be regarded as due and payable as to all the debts with the Contractor. In case of any dispute or cost where a third party is involved, the Contractor shall be held fully liable and indemnify the Bank for any damage arising from hereto.

Chapter 4: Financial or Operation Clauses

In order to keep normal operations and ensure the source of repayment for the Bank, the Contractor agrees to maintain certain financial and operation conditions during the period when it has businesses with the Bank, and agrees that the conditions shall be part of the basis of the credit agreements entered into between the parties. If the Contractor is in violation of the above conditions and fails to make any improvements within the curing period upon receipt of the Bank’s notice, the Bank may terminate, decrease the amount of the credit line, shorten the credit period or regard the principles and interest as due and payable as to all the debts with the Contractor.

The Contractor guarantees that the said financial and operation conditions are as follows:                                     .

Chapter 5: Real Property Clauses

To undertake repayment of the Bank’s loan, the Contractor has completed the mortgage registration procedure for registering the real property (building address:         ) (see details described in the Mortgage Agreement) as mortgage of the Bank with              (Land Administration Office) on          (month)          (day),          (year). To protect the Bank’s rights, the Contractor hereby makes the following warranties concerning the real property (including buildings without first registration of ownership) on mortgage.

Article 1	No Lease Guarantee

The Contractor guarantees that the secured real property is free from any lease, lending or other rights, nor is used by any third party when the Contractor provides the secured real property and goes through the mortgage registration procedure. The Contractor agrees not to register any other rights or, rent or lend the secured real property to any third party or take any actions that will devaluate the real property without consent of the Bank. In case of any fraud that causes any damage to the Bank, the Contractor shall be held fully liable for indemnities.

Article 2	Lease Guarantee (Security Provider)

The Contractor promises that the renewal, extension of the lease agreement and changes of other lease conditions shall be agreed to by the Bank in advance and shall not be governed by Article 451, Civil Law. When the Bank disposes (attaches) the security, the Contractor shall dissolve or terminate the lease unconditionally with delay. The Contractor agrees not to register any other rights on the secured real property with a third party or take any actions that will devaluate of the real property without consents of the Bank. If the Contractor breaches the above warranty and causes any damages to the Bank, it shall be held fully liable for such damages.

Article 3	Lease Warranty (Tenant)

The Contractor guarantees that the renewal or extension of the lease agreement and any amendment to other lease conditions shall be ineffective without prior consent of the Bank and shall be exempted from the provision of Article 451, Civil Law. In the event that the Bank exercises its mortgage right to dispose (attach) the security because the debtor fails to honor the debts or breaches the Agreement, the lease shall be dissolved or terminated unconditionally; the tenant shall vacate immediately and waive any claim unconditionally to all objects or properties left, and the Bank may dispose or throw away the objects left at its own discretion, to which the tenant has no objection. The tenant further agrees to waive all its right against the Bank. The tenant uses the above-mentioned real property for the purpose of                     , and no sublease exists.

Article 4	Vacant Land Guarantee

Prior to the Bank’s waiver of the land mortgage right, the Contractor shall never set up any building or other constructions on the secured land or change the current conditions of the land without written consent of the Bank. With the Bank’s consent, the Contractor warrants that it shall provide the constructed building, if any, for the Bank to register as the first-lien holder, and shall never change the constructor during the construction. In case of any breach of the warranty, the Contractor shall follow the Bank’s request for demolition of such a building or construction that has been set up on the land without first registration of ownership, or request for compensation for damages or repayment of the debts.

Article 5	Consolidated Mortgage of Buildings without First Registration of Ownership

Any building without first registration of ownership (including any appurtenance such as an attached structure of the ground/top level of the secured real property) first constructed or entitled by the Contractor, upon provision of the secured real property, shall be provided for the Bank as a security and may be disposed by the Bank in case the Bank exercises the mortgage and right.

Article 6	Waiver of Legal Mortgage Right

Whereas the Contractor has guaranteed to provide all of the above-mentioned land or building or renovated the building as the securities for the loan, the undertakers agrees unconditionally to waive the legal mortgage right arising from the above debts or make any claims for any rights including the legal mortgage right against the Bank or its successors.

Article 7	Registration of First Registration of Ownership within a Stated Period

Whereas the secured real property with any attached structure below has not been applied for first registration of ownership, the Contractor guarantees that the attached structure is first constructed or entitled by the Contractor, and promises to complete the application for first registration of ownership of such a structure of the building within        months and provide it as a security for the Bank to register as the first-lien holder. Prior to completion of such registration, such a structure of the building may be disposed by the Bank in case the Bank exercises the mortgage and right.

Building(s) without first registration of ownership is indicated as follows:                                     .

Article 8	Guarantee Concerning Use of Loans

The Contractor guarantees that there is not any type of lease relationship between the Contractor and the owner. The Contractor shall immediately return the aforesaid real property borrowed or occupied unconditionally in case that the owner or the Bank requests return of the security, or the Bank applies for compulsory execution to attach the security by law.

Article 9	Relatives Declaration

Whereas                      is a minor (born on        (month)        (day),        (year)), and his/her parents intend to borrow loans from the Bank for the need of the children’s long term business, the relatives (three relatives other than the parents) hereby solemnly declare that the said loans and the registration of mortgage right are indeed made for the benefit of the minor.

Article 10	No Legal Mortgage Right

The Contractor warrants that all debts arising from contracting agreements between the Contractor and all undertakers (including the persons who construct or make material renovation to the mortgaged building) who may be entitled to the legal mortgage right with respect to the secured real property have been cleared off, and no legal mortgage right exists. The Contractor shall be criminally liable for fraud and indemnify the Bank fully against all damages if there is any fraud found later.

Article 11	No 37.5% Rent Reduction Act

The secured land indeed for private use upon the time when it is offered for security; and there is no agreements under the 37.5% Rent Reduction Act or any other lease agreements.

Article 12	House-for-private use Guarantee

The secured real property is the only house owned by the Contractor (including spouse and children) for private use, who has no other residence. If there is any fraud, the Contractor would like to be held criminally liable for fraud, and shall pay off all the exceeding loans in accordance with the Bank’s rules.

Chapter 6: Construction Fund-raising Clauses

Article 1	Waiver of Legal Mortgage Right

The Contractor (hereinafter referred to as “the Contractor”) rebuild/ renovate the buildings own by              (hereinafter referred to as” the Proprietor”) on the land address at              County (City)              Village (Town, Region, City)              Section              Subsection              (Number). Because the Proprietor has provided or promised to provide the above land plus building or the repaired building for the security of the credit with the Bank, the contractor consents to waive the legal mortgage right on the obligation of the Proprietor unconditionally and not to claim right against the Bank.

Article 2	No Second-lien Registration

The Contractor provides that land located at County              (City)              Village (Town, Region, City)              Section              Subsection              (Number) to the Bank for security, and the first builder (herein referred to as “the builder”) build the house on the secured land. In order to protect the Bank’s right and benefits, the Contractor guarantees that during the period that the builder constructs it will not provide the land to any third party for the second-lien mortgage. If the contractor breaches the warranty, it agrees that the Bank may collect the debts.

Article 3	Vacant Land Guarantee

The Contractor applies for loans to the Bank, and the purpose of the loans will be for purchasing the land located at County              (City)              Village (Town, Region, City)              Section              Subsection              (Number). The Contractor hereby guarantees. Should it not obtain the ownership of the land before        (month)        (day),        (year) and set up the first-lien mortgage to the Bank, the Contractor agrees to pay off the principal and interests of the original loans before        (month)        (day),        (year); and in case of any breach, the Contractor shall waive the benefit of time. This Agreement will be part of the acceleration clauses which the Bank may shorten the credit period or regard all debts as due from time to time.

The Cadastre is listed as follows:                                     .

Article 4	First Builder Guarantee

The Contractor provides the land located at Land No.              of              ping as the security and borrows                      NT Dollars from the Bank. Whereas the Contractor builds the house on the secured land, the Contractor guarantees that shall never change the name of the first builder without consent of the Bank during the construction period to protect the Bank’s rights and benefits.

Article 5	Provision of Mortgage After Construction

In order to secure itself and the third party’s debts to the Bank, the Contractor provides its real property (see details contained in the mortgage agreement) to register for the Bank as the first-lien holder of the maximum amount of                      NT Dollars which is registered with (Land Administration Office on        (month)        (day),        (year) for Land No.             . The Contractor guarantees to register the Bank as the first-lien holder when the building is completed and registered for first registration of ownership. Prior to completing the registration procedure, the Bank may exercise the mortgage right on part of the building while the Contractor has no objection.

Chapter 7: Securities Clauses

Article 1	Stocks that have applied for listing but have not been listed

The Contractor provides the security/ Stock (see the security lists) to secure the debts for the Bank. The Contractor agrees that if the listing project of the security is cancelled by the competent authorities because it is not sold in public after the deadline or for other reasons no matter whether the debts is due, the Contractor shall make up the collateral, pay off the debts, or change the collateral within a months upon receipt of the Bank’s notice; otherwise the Contractor waives the benefit of time on the debts owed to the Bank, all of which shall then be deemed to be due and the Bank may dispose or sell the security unconditionally at its sole discretion. The Contractor also agrees that the Bank has the total discretion on the time, method and its price for dispose or sale of the security for paying off the debts.

Article 2	Disposal of Unlisted Securities

In the event that the prices of the security/stock (see the security lists) falls or the business, finance, and credit of the issuing company deteriorates, which is estimated by the Bank to possibly harm the debts, whether the loans are dues or not, the Contractor shall make up the security or pay off the loans or change the security within the deadline given in Bank’s notice; otherwise, the lender will lose the benefit of time as to the loans, which shall then be deemed due and the Contractor agrees that the Bank may dispose or sell the security at its sole discretion to pay off principals and interests immediately. The Contractor also agrees that the Bank has the total discretion on the time, method and its price for disposal or sale of the security for paying off the debts with this Agreement as the proof of the authorization which shall be not withdrawn before all debts are settled.

Article 3	Clause of Consent to Maintenance of Security (Listed/OTC Securities)

In consideration of the credit business between the Contractor and the Bank and in order to secure the loans, if the value of the security changes, the Contractor agrees to maintain the value of the security during the credit period and agrees to proceed according to the following clauses:

1.	The security maintenance rate of the security shall be calculated by the total outstanding amount of the credit in combination with the total maintenance rate; the maintenance rate is calculated as follows: the market value of the security for the listed stock/ total outstanding amount of the credit×100%.

2.	In case of a maintenance rate lower than % due to changes of market prices of the security, the Bank shall notify the Contractor to make up the difference.

3.	If the total maintenance rate fails to reach the rate specified in Paragraph 2 of the Article within two business days upon the Bank’s notice, and the Contractor doesn’t make up any difference amount, the Contractor will lose the benefit of time on the loans; and all of which shall then be deemed due. The Bank may auction the security on the public market form the business day or sell the security for offset the principals and interests. The Contractor also agrees that the Bank has the total discretion on the time, method and its price for disposal or sale of the security for paying with this clause as the proof of authorization.

4.	If the total maintenance rate rebounds to be higher than the rate set in Paragraph 2 of the article within two business days upon the Bank’s notice, although the Contractor doesn’t make up the difference, the Bank may not dispose the security temporarily; however, if the total maintenance rate later in any business day falls below the rate prescribed in Paragraph 2 of the article, the Contractor shall make up the difference on the same day; otherwise the Bank has the right to dispose the secured security from that day.

5.	Although the Contractor doesn’t make up the difference or make up only part of the deference, if the total maintenance rate rebounds to be higher than the rate specified in Paragraph 2 of the article plus 30% or the Contractor’s payment for the difference prior to disposal of the security reaches the notified difference, the remedy record shall be canceled; however, the Bank has the right not to be bound by this Article.

6.	The Bank agrees that the interest of the security made by the Contractor shall be received by the pledgor; however, the Contractor agrees that from the seven business days before the ex-rights standards days of the interests, the total maintenance rate would be based on the reference price after the ex-rights.

7.	In case the Bank’s rights and the interests of the leader or pledgor are impaired due to deterioration of the Contractor or the issuing company’s business, finance and credits, the lender or pledgor agrees that the bank, based on its own evaluation that the rights may be impaired, may auction the security in accordance with Article 982, Civil Law for repayment of the debt.

The auction mention above, the tender or pledgor agrees to exempt the Bank’s obligations from giving a notice on the auction mentioned previously in case of emergency. The auction mentioned above is a right of the Bank, not an obligation.

Chapter 8: Security Provision Certificate and Mortgage Registering Contracts

The Contractor, to secure itself or any third party’s existing (including occurred in the past but not paying off) and future loans with the Bank, hereby provides the following security to the Bank and agrees to comply with the following clauses:

Article 1	Scope of Secured Debts

The range of the security secured includes existing and future loans, documents, warranty, authorized warranty, overdraft, discount, authorized acceptance, payment in advance, commissioned issuing letter of credit, negotiation of drafts, credit card payment (including lending and cash pre-lending) and all other related debts, including interests, delay interests, penalties, damages, and all other debts.

Article 2	Methods of Debts Payment

The Contractor shall pay off the debts according to the originally agreed deadline, amount, and the interest rate.

Article 3	Jointly and Severally Debts

The Contractor agrees that, in making loans from the Bank by jointly signing and issuing receipts and invoice, the funds are deemed to have been appropriated to the Contractor even if the Bank simply appropriates the fund to the other debtor who jointly signs and issues the receipts and invoice. The Contractor shall recognize it as a part of debts and be held jointly liable for the debts.

Article 4	Acceleration Clauses

For all debts owed by the Contractor to the Bank, the Bank may terminate or decrease the amount of payment for credit or shorten the credit period or regard the principle and interest as due under any of the following circumstances:

1.	The Contractor fails to pay any debt or principal as agreed.

2.	The Contractor applies for amicable settlement, declaration of bankruptcy, reorganization, or is declared to be a dishonored account by the clearinghouse, closed down or liquidated.

3.	The Contractor is obliged to provide security as agreed but fails to do so.

4.	The Contractor’s heir declares as limited succession or waives inheritance after the Contractor’s death.

5.	The Contractor’s main property is declared to be confiscated due to criminal liability.

6.	The Contractor fails to pay interests for any debt as agreed

7.	The security is attached or lost, devaluated or insufficient to pay off the debts.

8.	The actual use of the loan owed by the Contractor to the Bank is not consistent with the purpose approved by the Bank.

9.	The Contractor is subject to compulsory execution, provisional detention, provisional disposition, or other injunctions, which leads to the danger that the debts of the Bank may not be paid.

10.	Except stipulated above, all other matters stipulated in the agreements and expressly states that the acceleration deadline will be triggered for the Bank to secure its creditor’s right (whether notice is given or not).

Any substantial agreed provision described in Paragraphs 1-5 and Paragraph 10 shall be exempted from any prior notice or request of the Bank.

Article 5	Defect Warrant

The Contractor solemnly declares that the security it provides is legally owned by the Contractor, to which no other party owns any right; in case of any dispute, the Contractor shall be held solely liable and the Bank shall not be involved.

The Contractor warrants that the movable property the Contractor provides for security and its storage location are consistent with the security list. If the Contractor provides a bill of lading or a warehouse bill or other property security as security, the Contractor warrants the name, type, quality, specification or other conditions expressed on the security is consistent with the literal meaning on the security. If the security is a bill of lading or a warehouse bill, and if inconsistency, shortage or any other fraud is found later in the quality or quantity recorded on the documents, no matter the goods are stored in Bank’s warehouse or in other warehouse, the Contractor shall change or supplement security to be consistent with the items recorded on the documents or shall pay off the debts except it can be proved that such inconsistency, shortage or fraud is attributable to the Bank’s willful or gross negligence.

Article 6	Movable Property Store Up and Custody

If the security is movable property, the Bank has the right to decide its storage location and method of custody and conduct inspection at any time. If the storage site and methods of custody of the Contractor are improper, the Bank may notify the Contractor to move them away or make improvements within a given time, and the Contractor agrees to follow the instruction immediately. When the Bank possesses the security according to the laws, it is not liable for mistake of moving or any losses incurred from non-moving unless they can be attributed to the Bank.

Article 7	Pledgee’s Custody Liability

The Bank does not take any liability except arising from the willful act or gross negligence of the Bank in custody of the security. In case of anything that can be attributed to the Bank, it shall be liable only when its obligation of due diligence is limited to willful acts or gross negligence.

Article 8	Limited Disposal of Security and Obligations of Use, Custody and Attention

The Contractor shall not transfer, mortgage, pledge, lease, pawn, move, or dispose the security in any other manner without written consent of the Bank before the debts are paid off.

The security can be changed, amended, added or abandoned only with written consents of the Bank. Should need arises to change the registration, the Contractor shall go through all procedures of application for registration change at its own costs immediately.

The Contractor shall make proper use and take care of the security cautiously as a good custodian and never neglect the necessary maintenance actions such as repairing. All taxes and costs such as repairing fees shall be borne by the Contractor.

Article 9	Security changing and supplement providing

In the event that the security provided by the Contractor is damaged, lost, deteriorates, suffers decreases in value or is in danger of any situations motioned above for reasons not attributable to the Bank, the Contractor is willing to change, supplement or add any other security agreed to by the Bank or pay off all debts.

Article 10	various procedures and insurance

The Contractor would like to store in warehouse, pay taxes for, pay penalties for, insure (including renewal insurance and additional insurance), hand over, manage, and move the security or go through any other procedures as required by laws or agreements and make payments for all costs and taxes.

If the security can be covered by the insurance, the Contractor will take the Bank as the prior beneficiary and demand the insurance company to specify the pledge clause in the policy to cover fire insurance or other insurance the Bank requires at the party’s own cost. If the Bank considers it necessary, it can cover insurance by itself or extend the fire insurance or other insurance, the Contractor shall pay the principals and interests of the premium paid in advance. Otherwise, the Bank may incorporate the principals and interests of the premium paid in advance into the secured debts range in first sequence of payment. However, the Bank has no obligation to cover insurance or renew the insurance in the Contractor’s stead.

If the security is lost and the insurance company rejects or delay the payment for whatever reason, or the payment is not enough, the Contractor would like to pay off all the debts or provide another security recognized by the Bank.

Article 11	Note Receivables

Debtor or the Contractor provides note receivables to transfer the note to Bank by endorsement to pay off the debts or for security; the Contractor agrees to comply with the following provisions:

1.	For the convenience of processing the account, the Bank may directly offset all debts owed by the debtor or the Contractor when the cashed notes are recorded into the account and accumulate up to certain amount. In case of any insufficiency, the Contractor shall be still liable for repayment of the debts.

2.	After the above note receivables are cashed by the Bank when due and recorded into the account, if the Bank agrees that the debtor or the Contractor delivers the Bank another note receivable equal to or more than the amount that has been cashed in the manner set forth, the Bank may transfer the above cashed amount into the debtor or the Contractor’s account in the Bank or other banks with the Contractor still being liable for repayment of debts owed to the bank according to the documents or mature bill it issued and signed.

3.	If the above note receivables fail to be cashed, the Contractor or debtors fails to handle upon notice or cannot be contacted, the Bank may settle with the note debtor at any amount lower than the amount on the notes depending on the economic situation of the debtors.

Article 12	Notice to change the security and collection of the interests and compensation

In case of any changes to the security provided by the Contractor for example, damages, loss, devaluation or interest, or levy or other reasons where a third party is required to make compensation, the Contractor shall immediately notice the Bank, although under no obligation to collect, may collect on its own discretion to offset the Contractor’s or the main debtor’s debts. The Contractor may not obtain any compensation before the Bank consents. If the Contractor neglects to make the above notice and cause any damage to the Bank, the Contractor shall be liable for it.

Article 13	Return or Change of Security and Certificate

If anyone who holds the security receipts or keeps certificate issued by the Bank to the Contractor or deposit book or any receiving documents signed by the Contractor or the Contractor’s seals comes to the Bank and requests to return or change the security or any rights certificate or any other documents, such a person shall be considered as the Contractor’s agent and the bank may change or return as requested.

Article 14	Partly paying off

In the event that the Contractor pays off part of the debts and requests the Bank to return the security pro rata, the Contractor shall obtains the Banks consent. The Contractor shall pay the fees if the registration change is required.

Article 15	Performance sites

The items stipulated on this agreement will be performed in the Bank’s business location.

Article 16	Governing law and the Jurisdiction

If the Contractor is a foreign individual or a legal entity and enters into various debt relations with the Bank, the elements, methods and effectiveness of its legal behaviors shall be governed by ROC laws.

The Contractor hereby agrees to submit to exclusive jurisdiction of the court where the Bank’s head office or it branches is located or Taipei District Court for the first instance with respect to any proceeding arising from failure to perform this Agreement.

Article 17	Governing of Matters not Contained in This Agreement

Any matter not contained in this Agreement shall be governed by the Bank’s general credit agreement or credit agreement.

Chapter 9: Clauses of Use of Information by Chinatrust Financial Holding Co., Ltd. and its Subsidiaries.

Article 1	The Contractor agrees that for the common promotion purpose the Bank may provide the Contractor’s information (including, but not limited to, basic, account, credit, investment, insurance information,) to the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law for disclosure, transfer, or cross use.

Article 2	The contents and scope of the information provided in the preceding paragraph are as follows:

1.	Basic Information: including the name, birth date, ID number, telephone and address, etc.

2.	Account Information: including the account number or number with similar functions, credit card number, deposit account number, transaction account number, deposits/loans, and other transactions details and financial status, etc.

3.	Credit Information: including records of dishonored notes, cancellation record, transaction refusals and business operation status, etc.

4.	Investment Information: including the target of investment or disposal, the amount, time, etc.

5.	Insurance Information: Including information related to insurance type, time limit, amount, premium, payment method, settlement status, insurance rejection records, etc.

Article 3	The Contractor acknowledges and agrees that, within the operation scope or to the extent permitted by the applicable laws, the Bank, the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law may collect, process by computer, transmit internationally, or use (including administrative research, promotion, sending consumption information, etc.) the Contractor’s personal information.

Article 4	The Contractor further agrees that the Bank, the financial holding company of the Bank and the subsidiaries controlled by teh financial holding company in accordance with the Financial Holding Company Law may authorize a third party to handle transactions and operations under the Agreement; the Contractor also agrees to disclose all information of the Contractor as specified in Paragraph 1 herein to the Bank, the financial holding company of the Bank and the subsidiaries controlled by the financial holding company in accordance with the Financial Holding Company Law, or any third party authorized thereby.

Chapter 10: Penalties for Paying off Ahead of Time

The Contractor hereby promises paying off the debts NT (or foreign currency)              from the days of appropriate the payment by installment within              years. If the Contractor wants to pay off all or part of the loan ahead of the deadline, it shall notify the Bank two months in advance in writing and pay additional       % of the loan principal or partly payment to Bank.

Chapter 11: Receipts

Article 1	The Contractor has received a photocopy of each of the following important documents to be signed for the purpose of transactions between the Contractor and the Bank (tick where appropriate):

1. ☑ Credit Seal Card 3. ☑ Bank Line of Credit Agreement and General Agreement 5. ☐ Bank Line of Credit Agreement and Supplement Agreement 7. ☑ Financial Transaction Agreement 9. ☐ 11. ☐ 13. ☐ 15. ☐	2. ☑Promissory Note 4. ☑Specific Clause Agreement 6. ☐ Credit Drawdown Confirmation Letter 8. ☑ Credit Line and Promissory Note Confirmation Letter 10. ☐ 12. ☐ 14. ☐ 16. ☐

Article 2	The Contractor shall comply with general clauses herein as well as other financial agreements and receipts signed by the Contractor or related persons (such as joint guarantor) for the need of separate credit lines. The Contractor has no objections even if it does not obtain the copies of those agreements and receipts. The Contractor’s agreement is evidenced by the Agreement.

Chapter 12: Other Specific Clauses

To: Chinatrust Commercial Bank Co., Ltd.

Contractor: Silicon Motion Inc.	November 25, 2004
/s/ James Chow

Agrees to the terms and conditions described in Chapter 3, Chapter 9 and Chapter 11

Contractor:

Contractor:

Contractor:

Contractor:

Contractor:

Supervised by /s/	Undertaken by /s/ Yu-yen Chang	Guaranteed by /s/

Note:	The legal representative shall sign in the field of “the contractor’s signature” if the contractor is a minor.

November 25, 2004